Exhibit 99




FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela D. Toppi
Executive Vice President & CFO
atoppi@trans-lux.com
203/853-4321

              TRANS-LUX REPORTS FOURTH QUARTER AND ANNUAL RESULTS

NORWALK, CT, March 31, 2005 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays and operator of cinemas, today reported financial results for the fourth quarter and year ended December 31, 2004. Trans-Lux President and Co-Chief Executive Officer Michael
R. Mulcahy made the announcement.

Revenues for 2004 totaled $52.6 million, compared with $56.0 million in 2003. Income from continuing operations increased to $412,000 ($0.33 per share) compared with $365,000 ($0.29 per share) in the prior year, each of which included gains on sale of assets. Net income for 2004 (which includes the discontinued operation of the Australian subsidiary) was $539,000 ($0.43 per share, basic and diluted) compared with $1.1 million ($0.84 per share, basic and $0.70 per share, diluted) in 2003. The sale/leaseback of the Company's Norwalk, Connecticut facility during 2004 and the sales of the custom outdoor sports business and vacant land adjacent to the Company's headquarters during 2003 each had a significant positive impact on the profitability of Trans-Lux for those years. Cash flow, as defined by EBITDA, was $14.4 million, down from $15.7 million reported the prior year. As of year-end, the Company had $4.6 million less debt than it did a year ago and continues to have in excess of $10 million in available cash.

"Despite tough challenges in the financial services market, which uses the Company's equipment, the Company had a profitable year and moved forward successfully with costs savings initiatives," Mr. Mulcahy said. "We were also pleased with the SEC's decision to delay Sarbanes-Oxley 404 implementation for smaller companies for one year."

The Company reported fourth quarter revenues of $13.1 million, a slight increase from $12.8 million in 2003. There was a net loss for the quarter of $417,000 (-$0.33 per share, basic and diluted), compared with a net loss of $39,000 (-$0.03 per share, basic and diluted) in the fourth quarter of 2003. The Company reported cash flow, as defined by EBITDA, at $3.0 million for the quarter, compared with $3.4 million during the same period in 2003.

Factors that influenced the bottom line during the fourth quarter included higher field service costs to maintain the Company's base of leased equipment and maintenance contracts due to continued equipment rental losses, higher sales salaries and related expenses and one-time costs related to refinancing the Company's debt.

"The Entertainment/Real Estate division and the gaming and catalog scoreboard segments had a strong quarter, but it has been difficult to stop rental disconnects in the financial services market due to the consolidation within that industry," said Thomas Brandt, Trans-Lux Executive Vice President and Co-Chief Executive Officer. "Our efforts are focused on offsetting rental revenue loss by finding new areas to expand our business, such as the outdoor and international marketplaces."

The Entertainment/Real Estate division performed strongly in 2004, although results were down slightly from the last two record-setting years. Gross profit and revenues for both the fourth quarter and the year were down slightly from the same periods in 2003. This was generally in line with national box office admissions for the year, which were below 2003. High grossing films for the quarter included National Treasure, Ocean's Twelve, Meet the Fockers, Lemony Snicket's A Series of Unfortunate Events, The Incredibles and Shark Tale.

Challenges in the financial services market continued to negatively impact the Indoor display division in 2004. While domestic equipment rental losses continued, the Company recently secured several international orders with various foreign stock exchanges. In the fourth quarter, the Johannesburg Securities Exchange ordered large tileable LED GraphixWallr and LED Jetr electronic ticker displays, which will be installed together in a large frame that can be raised for daily public viewing and lowered to floor level when used as a backdrop for South Africa's national television station. Additional international orders came in the first quarter 2005 from the Multi Commodity Exchange of India, one of the world's largest commodity exchanges in terms of yearly trading volume, to use Trans-Lux displays in its new media center, which is expected to be installed in the second quarter 2005. The Company also provided DataWallr trading floor displays for the London Metals Exchange and secured a series of orders from a major discount brokerage firm in Canada for LED displays for its retail branches and call center.

The Indoor division won a number of significant orders outside the financial services sector during the quarter, including vehicle and station displays from a supplier of a People Mover system for a major international airport. The Company also secured orders for a 180-foot LED Jet electronic ticker for the lobby of an office building in the Washington, D.C. area and from a major food retailer for an ongoing regional rollout program of in-store promotional displays. Additional sales of display applications for business school classroom applications continued during the fourth quarter.

The gaming sector of the Indoor division performed well in 2004, and won several additional orders for sports book display systems for casinos in the fourth quarter. The gaming sector also secured a major order in the Outdoor division from Prairie Meadows Racetrack and Casino in Altoona, Iowa. The large, two-sided RainbowWallr full color RGB video display will highlight current and upcoming events to motorists as they approach the casino.

Trans-Lux is a worldwide, full-service provider of integrated multimedia systems for today's communications environments. The essential elements of these systems are real-time, programmable electronic information displays we manufacture, distribute and service. Designed to meet the evolving communications needs of both the indoor and outdoor markets, these displays are used primarily in applications for the financial, banking, gaming, corporate, transportation, entertainment and sports industries. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States.

(continued)

(Table of Operations attached)

                                      ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

                                           TRANS-LUX CORPORATION

                                            TABLE OF OPERATIONS
                                                (Unaudited)

<CAPTIONS>
                                                      THREE MONTHS ENDED                TWELVE MONTHS ENDED
                                                         DECEMBER 31                       DECEMBER 31
                                                      ------------------             -----------------------
  (In thousands, except per share data)                   2004      2003                  2004       2003 (2)
                                                      ------------------             -----------------------
  Revenues                                             $13,073   $12,769               $52,579       $56,022

  Net income (loss):
   Income from continuing operations                      (417)      (39)                  412           365
   Income from discontinued operation (1)                    -       155                   127           689
                                                       -----------------               ---------------------
  Net income (loss)                                       (417)      116                   539         1,054

  Calculation of EBITDA - add:
   Interest expense, net                                 1,022       930                 3,731         3,873
   Provision for income taxes                             (171)      (89)                  427           658
   Depreciation and amortization                         2,594     2,499                 9,852         9,889
   Effect of discontinued operation (1)                      -      (102)                 (170)          218
                                                       -----------------               ---------------------
  EBITDA (3)                                           $ 3,028   $ 3,354               $14,379       $15,692
                                                       =================               =====================

  Earnings (loss) per share - continuing operations:
   Basic                                                ($0.33)   ($0.03)                $0.33         $0.29
   Diluted                                              ($0.33)   ($0.03)                $0.33         $0.29

  Earnings per share - discontinued operation:
   Basic                                                     -     $0.12                 $0.10         $0.55
   Diluted                                                   -     $0.05                 $0.03         $0.20

  Total earnings (loss) per share:
   Basic                                                ($0.33)    $0.10                 $0.43         $0.84
   Diluted                                              ($0.33)    $0.10                 $0.43         $0.70

  Average common shares outstanding:
   Basic                                                 1,261     1,261                 1,261         1,261
   Diluted                                               1,261     3,421                 3,932         3,421

  (1) Discontinued operation represents the Australian subsidiary, which was sold in April 2004.

  (2) During the first quarter of 2003, the Company sold its Custom Sports business and is therefore posting lower revenues since there were no further sales from Custom Sports after the first quarter of 2003.

  (3) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.  EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.